SPECIAL MEETING OF SHAREHOLDERS PRINCOR HIGH YIELD FUND, INC.
HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis                3,252,836             28,034
    Ehrle                3,251,629             29,241
    Ferguson             3,253,098             27,771
    Gilbert              3,247,268             33,601
    Griswell             3,253,146             27,724
    Jones                3,253,184             27,686
    Keller               3,252,061             28,809
    Lukavsky             3,248,678             32,192
    Peebler              3,240,116             40,754

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          3,251,638            4,997                24,235

3.Approval of name change to Principal High Yield Fund, Inc.

          In Favor            Opposed               Abstain

          3,192,377           52,120                36,373

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

          3,101,832           126,026               53,011